Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS

Denver, Colorado – October 16, 2023 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) announces its preliminary third quarter results that includes the sale of 3,982 ounces of gold and 208,905 ounces of silver resulting in total gold equivalent (AuEq) ounces of 6,532. Additionally, the company sold 2,571 tonnes of zinc, 245 tonnes of copper, and 947 tonnes of lead. During the nine months ending September 30, 2023, the company sold 24,306 AuEq ounces, 8,772 tonnes of zinc, 904 tonnes of copper, and 3,681 tonnes of lead.

Allen Palmiere, President and CEO said “The quarter has presented some challenges beyond our control including decreased metal prices and the strengthening of the Mexican peso against the US Dollar. Production during the quarter was on par with the last four quarters, however average grade decreased as was expected in our 2023 mine plan.  We continue to identify and implement opportunities for cost reductions and operational efficiencies. We continue to be encouraged by the positive results of our 2023 drill program at the Don David Gold Mine that demonstrate the potential to increase our resources and reserves that could lead to future increased production(1).”

Sales Statistics	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Metal sold
Gold (ozs.)	3,982	5,478	14,777	22,605
Silver (ozs.)	208,905	225,012	777,977	722,041
Copper (tones)	245	282	904	976
Lead (tonnes)	947	1,056	3,681	4,450
Zinc (tonnes)	2,571	2,943	8,772	10,892
Average metal prices realized(2)
Gold ($ per oz.)	1,934	1,627	1,948	1,823
Silver ($ per oz.)	24	19	24	22
Copper ($ per tonne)	8,185	7,115	8,624	9,015
Lead ($ per tonne)	2,196	1,882	2,166	2,166
Zinc ($ per tonne)	2,195	3,186	2,648	3,828
Precious metal gold equivalent ounces sold
Gold Ounces	3,982	5,478	14,777	22,605
Gold Equivalent Ounces from Silver	2,550	2,564	9,529	8,575
Total AuEq Ounces	6,532	8,042	24,306	31,180

(1)	See the press release titled “Gold Resource Corporation Reports Continued Positive Drill Results at Don David Gold Mine” published September 12, 2023. The press release can be found at www.goldresourcecorporation.com/news.
(2)	Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices. Our average metal prices realized will therefore differ from the average market metal prices in most cases.

Trending Production Statistics

3)
	For the three months ended:
	Q2 2022	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q3 2023
Arista Mine
Tonnes Milled	128,884	110,682	116,616	116,721	113,511	116,626
Average Gold Grade (g/t)	2.63	1.98	2.51	2.33	1.59	1.52
Average Silver Grade (g/t)	64	80	109	94	86	73
Average Copper Grade (%)	0.32	0.37	0.45	0.37	0.37	0.32
Average Lead Grade (%)	1.99	1.59	1.58	1.73	1.64	1.29
Average Zinc Grade (%)	4.00	4.21	4.27	3.88	3.72	3.24
Combined
Tonnes milled(3)	129,099	110,682	116,616	117,781	113,511	116,626
Tonnes Milled per Day(4)	1,516	1,361	1,389	1,420	1,395	1,557
Metal production (before payable metal deductions)(5)
Gold (ozs.)	9,317	5,850	7,767	7,171	4,637	4,443
Silver (ozs.)	249,088	261,257	370,768	322,676	289,816	247,159
Copper (tonnes)	303	296	406	336	334	276
Lead (tonnes)	2,020	1,248	1,323	1,559	1,389	1,048
Zinc (tonnes)	4,282	3,901	4,198	3,837	3,569	3,223

(3)	Combined tonnes milled in Q1 and Q2 2022 and Q1 2023 includes 1,043, 215, and 1,060 purchased tonnes, respectively, related to a collaborative initiative with a local community to ensure the proper environmental treatment and storage of the material.
(4)	Based on actual days the mill operated during the period.
(5)	The difference between what we report as "Metal Production" and "Metal Sold" is attributable to the difference between the quantities of metals contained in the concentrates we produce versus the portion of those metals actually paid for according to the terms of our sales contracts. Differences can also arise from inventory changes related to shipping schedules, or variances in ore grades and recoveries which impact the amount of metals contained in concentrates produced and sold.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico.  Under the direction of an experienced board and senior leadership team, the company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA. For more information, please visit GRC’s website, located at www.goldresourcecorp.com and read the company’s Form 10-K for an understanding of the risk factors associated with its business.

Contacts:

Chet Holyoak

Chief Financial Officer

Chet.Holyoak@GRC-USA.com

www.GoldResourceCorp.com